Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), is made and entered into as of January 2, 2018 by and among Real Goods Solar, Inc., a Colorado corporation (the “Company”), and the entities and natural persons set forth in the signature pages hereto (collectively, “Iroquois”) (each of the Company and Iroquois, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Iroquois has a beneficial ownership interest in 840,135 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), which includes certain shares issuable upon the exercise of certain warrants;

WHEREAS, on July 24, 2017, Iroquois filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the solicitation of proxies and seeking, among other things, to withhold all votes for director candidates (the “Withhold Proxy Solicitation”) nominated for election to the Company’s Board of Directors (the “Board”) at the Company’s 2017 Annual Meeting of Shareholders (including any adjournment, postponement or rescheduling thereof, the “2017 Annual Meeting”);

WHEREAS, the Company has convened and subsequently adjourned the 2017 Annual Meeting on each of August 23, 2017, October 5, 2017 and December 14, 2017 due to a quorum not being present and adjoined the 2017 Annual Meeting until January 18, 2018; and

WHEREAS, the Company and Iroquois have reached an agreement with respect to certain matters related to the 2017 Annual Meeting, the delivery of the restricted shares of Common Stock, and certain other matters, in each case, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.           Withdrawal of Withhold Proxy Solicitation.

(a)          Effective immediately upon the date hereof, Iroquois agrees to (i) immediately terminate the Withhold Proxy Solicitation, (ii) withdraw (and not resubmit) the Proxy Statement, (iii) cease any and all solicitation and other efforts with respect to the Withhold Proxy Solicitation, and (iv) promptly notify the staff of the SEC in writing that it is terminating the Withhold Proxy Solicitation.

(b)          Iroquois further agrees not to (i) nominate or recommend for nomination any person for election at the 2017 Annual Meeting, directly or indirectly, (ii) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, directly or indirectly, (iii) vote, deliver or otherwise use any consents that may have been, or may be, received pursuant to the Withhold Proxy Solicitation, or (iv) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, directly or indirectly.

2.           Voting Agreement.

(a)          At the 2017 Annual Meeting, Iroquois agrees to appear in person or by proxy and vote all shares of Common Stock beneficially owned by Iroquois and its Affiliates and Associates in favor of (i) the election of the Company’s five (5) director nominees, (ii) the approval of an amendment to the Company’s 2008 Long-Term Incentive Plan to increase the number of shares authorized for issuance and the number of shares that a participant may receive in a fiscal year, and (iii) the ratification of the appointment of Moss Adams LLP to audit the Company’s consolidated financial statements for the 2017 fiscal year.

(b)          At any subsequent annual or special meeting of shareholders of the Company (or adjournments thereof) during the Standstill Period, Iroquois agrees to vote all shares of Common Stock beneficially owned by Iroquois and its Affiliates and Associates in favor of the election to the Board of those director nominees nominated for election by the Board’s Nominating and Corporate Governance Committee or the Board and against the removal of any directors whose removal is not recommended by the Board.

(c)          Iroquois agrees, within 2 business days after receipt in connection with the 2017 Annual Meeting and within 10 business days after receipt in connection with any other annual or special meeting of shareholders of the Company, to execute and deliver to the Company, or cause to be executed and delivered to the Company, the proxy card sent to Iroquois by the Company in connection with the 2017 Annual Meeting and any other annual or special meeting of shareholders of the Company (or adjournments thereof) during the Standstill Period (and any other legal proxies delivered to Iroquois required to vote any shares held in “street name”) directing that the shares of Common Stock beneficially owned by Iroquois, as of the applicable record date, be voted in accordance with Section 2(a) and 2(b).

3.           Standstill.

(a)          Iroquois agrees that, from the date of this Agreement until the expiration of the Standstill Period, without the prior written consent of a majority of the Board specifically expressed in a written resolution, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, acting alone or in concert with others:

(i)          acquire, offer to acquire or agree to acquire, alone or in concert with any other individual or entity, by purchase, tender offer, exchange offer, agreement or business combination or any other manner, beneficial ownership of any securities of the Company; provided, however, that Iroquois shall be permitted to acquire the shares of Common Stock issuable upon exercise of the warrant set forth on Exhibit A;

(ii)         submit any shareholders proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise) or any notice of nomination or other business for consideration by the Company’s shareholders, or nominate any candidate for election to, or to fill a vacancy on, the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

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(iii)        engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock or grant a proxy with respect to the voting of the Common Stock or other voting securities of the Company to any person other than to the Board or persons appointed as proxies by the Board;

(iv)        form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement;

(v)         seek to call, or to request the call of, a special meeting of the Company’s shareholders, or make a request for a list of the Company’s shareholders;

(vi)        vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(vii)       seek to place a representative or Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(viii)      other than as provided in this Agreement, effect or seek to effect or cause or participate in, or make any public communication with respect to, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in, (A) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, or any sale, lease, exchange, pledge, mortgage, or transfer thereof (including through any arrangement having substantially the same economic or other effect as a sale, lease, exchange, pledge, mortgage, or transfer or assets); (B) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries; or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;

(ix)         make any demands for books and records and other materials from the Company or pursue any litigation related thereto against the Company, or to encourage, assist or cooperate with any third party with respect to any such demand(s) or litigation;

(x)          disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(xi)         take any action challenging the validity or enforceability of any provisions of this Section 3(a);

(xii)        publicly request that the Company amend or waive any provision of Sections 2 or 3(a);

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(xiii)       institute, solicit, assist or join, or threaten, any litigation, arbitration, action or other proceeding (other than any litigation, arbitration, action or other proceeding to enforce the terms of this Agreement) against or involving the Company, its subsidiaries, its current or former directors or officers, or any Company Affiliate.; or

(xiv)      enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or recommend, request, induce , attempt to induce, advise, encourage, support, influence or solicit any person to undertake any of the foregoing activities.

(b)          Nothing in this Section 3(b) or elsewhere in this Agreement shall prohibit Iroquois from (i) privately making any statement or expressing or disclosing Iroquois’ views in private to any officer or director of the Company, so long as such communication are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, or (ii) from voting in such manner as it deems appropriate on any matter unrelated (A) to the election of directors of the Company or (B) to the other matters referenced in Section 2 and 3.

(c)          As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(d)          For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Eastern Time, on such date that is 30 calendar days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the Company’s 2022 annual meeting of shareholders (including any adjournment, postponement or rescheduling thereof, the “2022 Annual Meeting”), as set forth in the advance notice provisions of the Company’s Bylaws.

4.           Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including legal fees; provided, however, that, within three business days after the date of this Agreement, the Company shall issue and deliver 600,000 unregistered and restricted shares (the “Shares”) of Common Stock to Iroquois, as reimbursement for expenses incurred by Iroquois in connection with the matters related to the 2017 Annual Meeting and the negotiation, execution and effectuation of this Agreement; provided, further, that it shall be a condition to the Company’s obligation to deliver such Shares that Iroquois has executed and delivered to the Company, or caused to be executed and delivered to the Company, the proxy card provided to Iroquois by the Company in connection with the 2017 Annual Meeting (in compliance with applicable law).

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5.           Representations, Warranties and Covenants of the Company.

(a)          The Company represents and warrants to Iroquois that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, and (d) all of the Shares to be issued and delivered shall be duly authorized, fully paid and nonassessable, and validly issued, the issuance and delivery is in compliance with all applicable federal and state securities laws, and that the Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by Iroquois.

(b)          Within 30 business days after the date of this Agreement, the Parties shall cooperate in good faith to enter into a registration rights agreement, with customary terms reasonably acceptable to the Company, granting to Iroquois piggyback registration rights with respect to the Shares Iroquois will receive pursuant to this Agreement.

(c)          Upon request from Iroquois, the Company shall remove any restrictive legend on the certificates or other instruments representing the Shares and the Company shall issue a certificate without such restrictive legend to Iroquois (i) in connection with a sale, assignment or other transfer exempt from registration under the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws if Iroquois provides the Company with an opinion of counsel selected by Iroquois, and reasonably acceptable to the Company (the Company acknowledges that Olshan Frome Wolosky LLP is acceptable counsel), in a generally acceptable form for opinions of counsel in connection with such transactions and reasonably acceptable to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration under the applicable requirements of the Securities Act and any applicable state securities laws, (ii) on the date Iroquois provides reasonable assurance to the Company that Iroquois is eligible to sell, assign or transfer the Shares pursuant to Rule 144 promulgated pursuant to the Securities Act (“Rule 144”) without having to comply with the information requirements under Rule 144(c)(1); provided, however, that Iroquois agree that the Company shall have the right to again affix a restrictive legend on the certificates or other instruments representing the Shares in the event that Iroquois becomes an Affiliate of the Company after removal of the restrictive legend, or (iii) on the date Iroquois provides reasonable assurance to the Company that Iroquois is eligible to sell, assign or transfer such Shares pursuant to Rule 144 while the Company is in compliance with the requirements of Rule 144(c)(1) contemporaneously with the sale, assignment or transfer of such Shares. Iroquois acknowledges and agrees that the Shares remain “restricted securities” as such term is defined in Rule 144 notwithstanding removal of the legend set forth above until such Shares are sold or transferred under an effective registration statement under the Securities Act or under Rule 144.

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6.           Representations, Warranties and Covenants of Iroquois.

(a)          Iroquois represents and warrants to the Company that (a) as of the date hereof, Iroquois beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of Iroquois that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which Iroquois has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by Iroquois, and constitutes a valid and binding obligation and agreement of Iroquois, enforceable against Iroquois in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) Iroquois has the authority to execute this Agreement and to bind itself to the terms hereof, (d) Iroquois shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement, (e) the execution, delivery and performance of this Agreement by Iroquois does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (f) Iroquois is an accredited investor as such term is defined under the Securities Act, is acquiring the Shares for its own account and not with a view towards distribution, and has had access to such information about the Company as it deems necessary to make an informed decision about investing in the Shares.

(b)          Except as provided in section 5(b) herein, Iroquois understands that the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Iroquois shall have delivered to the Company an opinion of counsel selected by Iroquois, in a generally acceptable form, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Iroquois provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144.

(c)          Iroquois understands that, except as set forth in this Agreement, the certificates or other instruments representing the Shares shall bear a restrictive legend, in form determined by the Company, referencing the restricted nature of the Shares.

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7.           Mutual Non-Disparagement.

(a)          Iroquois agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three business days following written notice from Iroquois of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b)          The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by Iroquois (provided that Iroquois shall have three business days following written notice from the Company of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, Iroquois or its Affiliates or Associates or any of their officers, employees, agents or representatives (collectively, the “Iroquois Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of Iroquois or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of Iroquois, its business or any of the Iroquois Agents.

(c)          Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws, other applicable laws or the listing standards of any stock exchange; provided, however, that such Party must provide, to the extent legally permissible, advance written notice to the other Parties, and to the extent practicable, at least two business days in advance, prior to making any such statement or disclosure that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other Parties.

(d)          The limitations set forth in Section 7(a) and 7(b) shall not prevent any Party from responding to any public statement made by any other Party of the nature described in Section 7(a) and 7(b) if such statement by such other Party was made in breach of this Agreement.

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8.           Release.

(a)          Iroquois does for itself, himself and its or his respective successors, assigns, heirs, past and present shareholder, subsidiaries, members, managers, directors, officers, employees, agents, and other representatives hereby to the maximum extent permitted by law irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, in law or equity, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, against the Company or any of its Affiliates, including any and all of its or their present and/or past directors, officers, members, partners, employees, shareholders, creditors, fiduciaries, agents, representatives and their respective successors and assigns (collectively, the “Company Released Parties”) with respect to or arising out of any event, fact, condition, act, omission or circumstance existing on or prior to the date of this Agreement. Iroquois also represents that it has not assigned any claim or possible claim against the Company Released Parties, it fully intends to release all claims against the Company Released Parties and it has been advised by, and has consulted with counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers, releases and discharges set forth herein.

(b)          The Company does for itself and its respective successors, assigns, heirs, past and present shareholder, subsidiaries, members, managers, directors, officers, employees, agents, and other representatives hereby to the maximum extent permitted by law irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, in law or equity, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, against Iroquois, including any and all of its present and/or past directors, officers, members, partners, employees, shareholders, creditors, fiduciaries, agents, representatives and their respective successors and assigns (collectively, the “Iroquois Released Parties”) with respect to or arising out of any event, fact, condition, act, omission or circumstance existing on or prior to the date of this Agreement. The Company also represents that it has not assigned any claim or possible claim against the Iroquois Released Parties, it fully intends to release all claims against the Iroquois Released Parties and it has been advised by, and has consulted with counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of the waivers, releases and discharges set forth herein.

9.           No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each Party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the Parties.

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10.         Public Announcements. Promptly following the execution of this Agreement, the Company and Iroquois shall issue a mutually agreeable press release (the “Mutual Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor Iroquois shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Iroquois or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the listing standards of any stock exchange (and, in any event, each Party will provide the other Party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each Party will consider any comments from the other in good faith) or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

11.         Specific Performance. Each of Iroquois, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that Iroquois, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

12.         Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Real Goods Solar, Inc.

110 16th Street

Suite 300

Denver, CO 80202

Attention: Dennis Lacey, Chief Executive Officer

Facsimile No.: 303-223-9206

Telephone No.: (303) 222-8541

Email: dennis.lacey@rgsenergy.com

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With copies (which shall not constitute notice) to:

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202

Attention: Kristin M. Macdonald and Rikard Lundberg

Facsimile No.: (303) 223-8232

Telephone No.: (303) 223-1242

Email:	KMacdonald@BHFS.com

RLundberg@BHFS.com

If to Iroquois:

Iroquois Capital Management LLC

205 East 42nd Street, 20th Floor

New York, NY 10017

Attention: Richard Abbe

Facsimile No.: (347) 408-0969

Telephone No.: (212) 974-3070

Email:	RAbbe@icfund.com

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:	Andrew Freedman, Esq.

Mohammad Malik, Esq.

Facsimile No.: (212) 451-2222

Telephone No.: (212) 451-2300

E-mail:	afreedman@olshanlaw.com

mmalik@olshanlaw.com

13.         Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Colorado executed and to be performed wholly within the State of Colorado, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

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14.         Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of Colorado in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Colorado, (c) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such Party’s principal place of business or as otherwise provided by applicable law. Each of the Parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

15.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the Parties other than those expressly set forth herein.

17.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

18.         Waiver. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19.         Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

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20.         Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

21.         Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The term “business days” shall have the meaning given to it by the applicable rules of the SEC.

22.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23.         Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties hereto, or their respective successors or assigns.

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24.         Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the Parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the Parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the Parties; provided, however, that no Party may assign this Agreement or any rights or obligations hereunder without, with respect to Iroquois, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by a majority of the Board), and with respect to the Company, the prior written consent of Iroquois.

25.         No Third-Party Beneficiaries. The representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

26.         Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

REAL GOODS SOLAR, INC.

By:	/s/ Dennis Lacey
Name:	Dennis Lacey
Title:	Chief Executive Officer

IROQUOIS CAPITAL MANAGEMENT LLC

By:	/s/ Richard Abbe
Name:	Richard Abbe
Title:	Authorized Signatory

IROQUOIS MASTER FUND LTD

By:	/s/ Richard Abbe
Name:	Richard Abbe
Title:	Authorized Signatory

IROQUOIS CAPITAL INVESTMENT GROUP LLC

By:	/s/ Richard Abbe
Name:	Richard Abbe
Title:	Authorized Signatory

/s/ Richard Abbe
Richard Abbe

/s/ Kimberly Page
Kimberly Page

[Signature Page to Cooperation Agreement]

EXHIBIT A

IROQUOIS AFFILIATES AND ASSOCIATES

Shareholder	Type	Quantity
IROQUOIS CAPITAL INVESTMENT GROUP LLC	Warrant	255,806
IROQUOIS CAPITAL INVESTMENT GROUP LLC	Warrant	46,224
IROQUOIS MASTER FUND LTD	Warrant	419,355
IROQUOIS MASTER FUND LTD	Warrant	113,750
IROQUOIS MASTER FUND LTD	Common Stock	5,000
Total Holdings		840,135

EXHIBIT B

FORM OF PRESS RELEASE

(see attached)